Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Full-Year 2025 Financial Results

Record Full-Year 2025 Total New Debt and Equity Commitments of $3.92 Billion, an Increase of 45.7% Year-over-Year

Record Full-Year 2025 Total Fundings of $2.28 Billion, an Increase of 25.9% Year-over-Year

Record Full-Year 2025 Total Investment Income of $532.5 Million, an Increase of 7.9% Year-over-Year

Record Full-Year 2025 Net Investment Income “NII” of $341.7 Million, an Increase of 4.9% Year-over-Year

Record Q4 2025 Total Gross Debt and Equity Commitments of $1.06 Billion, an Increase of 70.8% Year-over-Year

Q4 2025 NII of $87.0 Million, or $0.48 per Share, provides 120% Coverage of the Base Cash Distribution

Conservative Balance Sheet Management with Net Leverage of 101.8% and Net Regulatory Leverage of 86.0%

Inclusive of the Adviser Funds Managed by Hercules Adviser LLC, its Wholly-Owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of Year End

Announced a New Supplemental Cash Distribution for 2026 of $0.28 per Share, Payable over Four Quarters

Undistributed Earnings Spillover of $149.9 Million, or $0.82(1) per Ending Shares Outstanding

Approximately $5.7 Billion of Assets Under Management, an Increase of 20.5% Year-over-Year(2)

Q4 2025 Financial Achievements and Highlights
•Total Investment Income of $137.4 million
•NII of $87.0 million, or $0.48 per share
•Record total gross debt and equity commitments of $1.06 billion
•Net Hercules debt and equity commitments of $690.8 million(3)
•Total gross fundings of $522.3 million
•Net Hercules fundings of $351.3 million(3)

Exhibit 99.1
•Unscheduled early principal repayments or “early loan repayments” of $149.7 million, a decrease of 42.9% from $262.3 million in Q3 2025
•$525.5 million of available liquidity, subject to existing terms and covenants
•16.4% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.2% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 104.4% and regulatory leverage of 88.6%(5)
•Net leverage, a non-GAAP measure (includes SBA debentures and excludes cash) of 101.8% and net regulatory leverage, a non-GAAP measure (excludes SBA debentures and cash) of 86.0%
•Net Asset Value “NAV” of $12.13, an increase of 0.7% from Q3 2025
•12.9% GAAP Effective Yield and 12.5% Core Yield(6), a non-GAAP measure

Full-Year ending December 31, 2025 Financial Highlights
•Record full-year 2025 Total Investment Income of $532.5 million, an increase of 7.9% year-over-year
•Record full-year 2025 NII of $341.7 million, or $1.91 per share, an increase of 4.9% year-over-year
•Record full-year 2025 total gross debt and equity commitments of $3.92 billion, an increase of 45.7% year-over-year
•Record full-year 2025 total gross fundings of $2.28 billion, an increase of 25.9% year-over-year
•Record full-year 2025 net debt investment portfolio growth of $748.5 million
•Unscheduled early loan repayments of $811.2 million
Footnotes:
(1)$0.83 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, Return on Average Equity is (i) sourced from Hercules Capital, Inc. as of December 31, 2025 and (ii) based on net investment income, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., February 12, 2026 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules,” "Hercules Capital," or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2025.

“Our record-breaking performance in 2025 - which included achieving all-time highs in new debt and equity commitments, gross fundings, net debt portfolio growth, and investment income - reflects our differentiated approach to investing, the strength of the Hercules platform and our unrivaled standing in the venture lending market," stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. "Reaching $3.92 billion in new commitments and $2.28 billion in gross fundings, up 45.7% and 25.9% year-over-year, respectively, demonstrates our ability to scale and support the world's most innovative companies while maintaining the disciplined underwriting that is the hallmark of our Company."

Exhibit 99.1
Bluestein added, “These results exemplify our position as the partner of choice for high-growth businesses and reinforce our commitment to delivering strong, consistent returns for our shareholders. Our newly declared supplemental distribution of $0.07 per share in the fourth quarter represents our 22nd consecutive quarter of issuing a supplemental dividend."

Bluestein concluded, "We remain committed to our fundamental principles of disciplined credit and underwriting, maintaining ample liquidity and prudent leverage, and expanding the capacity of our private funds. These principles position the Company to maintain our strong growth trajectory throughout 2026 and maximize shareholder returns.”

Q4 2025 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q4 total gross debt and equity commitments totaling $1,058.3 million and Q4 gross new fundings totaling $522.3 million.

During the fourth quarter, Hercules realized early loan repayments of $149.7 million which, along with normal scheduled amortization of $19.5 million, resulted in total debt repayments of $169.2 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $190.7 million during the fourth quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2025 to Q4 2025

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at September 30, 2025	$4,073.2	$183.5	$34.1	$4,290.8
New fundings(a)	518.8	1.1	2.4	522.3
Fundings assigned to or directly funded by Adviser Funds	(170.2)	—	(0.8)	(171.0)
Principal payments received on investments	(19.5)	—	—	(19.5)
Early payoffs(b)	(149.7)	—	—	(149.7)
Assets Sale - Participants	(7.0)	—	—	(7.0)
Net changes attributed to conversions, liquidations, and fees	18.3	(14.1)	(2.3)	1.9
Net activity during Q4 2025	190.7	(13.0)	(0.7)	177.0
Balances at Cost at December 31, 2025	$4,263.9	$170.5	$33.4	$4,467.8

Balances at Fair Value at September 30, 2025	$4,095.6	$169.9	$40.7	$4,306.2
Net activity during Q4 2025	190.7	(13.0)	(0.7)	177.0
Net change in unrealized appreciation (depreciation)	(7.0)	(10.8)	1.1	(16.7)
FX unrealized gain (loss)	0.1	—	—	0.1
Total net activity during Q4 2025	183.8	(23.8)	0.4	160.4
Balances at Fair Value at December 31, 2025	$4,279.4	$146.1	$41.1	$4,466.6
(a) Includes $0.3M fundings associated with revolver loans during Q4 2025.
(b) Early payoffs includes $3.4M paydowns on revolvers during Q4 2025.

Exhibit 99.1
Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024
Ending Balance at Cost	4,263.9	$4,073.2	$3,977.3	$3,785.2	$3,515.4
Weighted Average Balance	4,148.1	$3,970.0	$3,884.1	$3,636.3	$3,437.2

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024
First Lien Senior Secured	89.3%	90.4%	91.0%	90.9%	91.0%
Floating Rate w/Floors	97.9%	97.8%	97.8%	98.0%	97.4%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 12.9% during Q4 2025 as compared to 13.5% for Q3 2025. The Company realized $149.7 million of early loan repayments in Q4 2025 compared to $262.3 million in Q3 2025, or a decrease of 42.9%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 12.5% during Q4 2025, within the Company’s expected annual range of 12.0% to 12.5% and remained the same compared to 12.5% for Q3 2025. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $137.4 million for Q4 2025, compared to $121.8 million in Q4 2024. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $26.7 million in Q4 2025 versus $21.4 million for Q4 2024. The increase was primarily due to an increase in employee compensation expenses.

Interest expense and fees were $28.2 million in Q4 2025, compared to $22.1 million in Q4 2024. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q4 2025, as compared to 5.0% for Q4 2024. The increase is primarily due to higher utilization of the credit facilities and their higher interest rates between periods.

Exhibit 99.1
NII – Net Investment Income

NII for Q4 2025 was $87.0 million, or $0.48 per share, based on 180.8 million basic weighted average shares outstanding, compared to $81.1 million, or $0.49 per share, based on 165.1 million basic weighted average shares outstanding in Q4 2024. The increase in NII is primarily attributable to a higher weighted average debt investment portfolio offset by an increase in total net operating expenses between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2025, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($114.4) million, on a GAAP basis, spanning more than 21 years of investment activities.

When compared to total net new debt investment commitments during the same period of $22.3 billion, the total realized gain/(loss) since inception of ($114.4) million represents approximately 51 basis points (“bps”), or 0.51%, of cumulative debt commitments, or an effective annualized loss rate of 2.4 bps, or 0.024%.

Realized Gains/(Losses)

During Q4 2025, Hercules had net realized gains of $20.3 million comprised of gross realized gains of $28.8 million primarily due to the gain on equity investments, offset by ($8.5) million of losses. The losses were due to ($5.3) million from losses on equity investments, ($3.1) million from the write-off of one debt investment, and ($0.1) million from realized loss on debt extinguishment.

Unrealized Appreciation/(Depreciation)

During Q4 2025, Hercules recorded ($16.4) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($18.3) million of net unrealized depreciation due to reversals of previous quarter appreciation upon a realization event and ($8.9) million of net unrealized depreciation attributable to debt investments. This was partially offset by $8.1 million of net unrealized appreciation attributable to valuation movements in publicly held equity and warrants, $2.4 million of net unrealized appreciation attributable to valuation movements in privately held equity, warrant and investment funds and $0.3 million of net unrealized appreciation attributable to net foreign exchange and escrow movements.

Portfolio Asset Quality

As of December 31, 2025, the weighted average grade of the debt investment portfolio, at cost, was 2.20 compared to 2.27 as of September 30, 2025, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

Exhibit 99.1
As of December 31, 2025, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q4 2025 - Q4 2024 ($ in millions)
	Q4 2025		Q3 2025		Q2 2025		Q1 2025		Q4 2024
Grade 1 - High	$681.6	15.9%	$513.4	12.5%	$617.2	15.5%	$727.1	19.4%	$654.5	18.7%
Grade 2	$2,169.0	50.7%	$2,128.9	52.0%	$1,886.3	47.4%	$1,560.1	41.7%	$1,649.9	47.2%
Grade 3	$1,355.5	31.7%	$1,340.9	32.7%	$1,381.0	34.7%	$1,266.7	33.9%	$1,012.6	29.0%
Grade 4	$73.3	1.7%	$112.4	2.8%	$94.2	2.4%	$152.7	4.1%	$159.4	4.6%
Grade 5 - Low	$—	—%	$—	—%	$—	—%	$32.7	0.9%	$18.2	0.5%
Weighted Avg. (at Cost)	2.20		2.27		2.26		2.31		2.26

Non-Accruals

The number of loans on non-accrual decreased quarter-over-quarter. As of December 31, 2025, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $10.7 million and $6.3 million, respectively, or 0.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of September 30, 2025, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $52.2 million and $47.2 million, respectively, or 1.2% and 1.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024

Total Investments at Cost	$4,467.8	$4,290.8	$4,192.5	$3,995.0	$3,708.8
Loans on non-accrual as a % of Total
Investments at Value	0.1%	1.1%	0.2%	0.5%	0.5%
Loans on non-accrual as a % of Total
Investments at Cost	0.2%	1.2%	0.2%	1.8%	1.7%
Liquidity and Capital Resources

The Company ended Q4 2025 with $525.5 million in available liquidity, including $57.0 million in unrestricted cash and cash equivalents, and $468.5 million available under its credit facilities and its SBA debenture, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to our available liquidity, the Company has 18.8 million shares remaining available for issuance and sale under the equity ATM program, as of December 31, 2025. During Q4 2025, the Company sold 0.8 million shares of common stock under the equity ATM program for total net proceeds of approximately $15.6 million (net of $0.3 million of offering expenses).
During January 2026, the Company sold 0.2 million shares of common stock under the equity ATM program for total net proceeds of $3.6 million (net of less than $0.1 million of offering expenses).

Exhibit 99.1

Bank Facilities

As of December 31, 2025, there were $168.0 million outstanding borrowings under Hercules’ $440.0 million committed credit facility with MUFG Bank, Ltd. and $277.9 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with SMBC.

Leverage
As of December 31, 2025, Hercules’ GAAP leverage ratio, including its SBA debentures, was 104.4%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 88.6% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $57.0 million), was 86.0%. Hercules’ net leverage ratio, a non-GAAP measure, including its SBA debentures, was 101.8%.

Available Unfunded Commitments – Representing 8.4% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of December 31, 2025, the Company had $385.6 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 8.4% of Hercules’ total assets. This decreased from the previous quarter of $437.5 million of available unfunded commitments or 9.9% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $1.06 billion in total gross debt and equity commitments in Q4 2025, Hercules has pending commitments of $587.5 million in signed non-binding term sheets outstanding as of February 9, 2026. Since the close of Q4 2025 and as of February 9, 2026, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $894.8 million and funded $253.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

Exhibit 99.1
The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2026 Closed Commitments (as of February 9, 2026)(a)(c)	$894.8
Q1 2026 Pending Commitments (as of February 9, 2026)(b)	$587.5
Year-to-Date 2026 Closed and Pending Commitments(a)(b)(c)	$1,482.3
Notes:
a.Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of December 31, 2025, the Company’s net assets were $2.2 billion, compared to $2.2 billion at the end of Q3 2025. NAV per share increased 0.7% to $12.13 on 182.7 million outstanding shares of common stock as of December 31, 2025, compared to $12.05 on 181.8 million outstanding shares of common stock as of September 30, 2025. The increase in NAV per share was primarily attributed to the accretion from the sale of ATM equity at a price above NAV and net realized and unrealized gains during the quarter.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.9% of its debt investment portfolio being priced at floating interest rates as of December 31, 2025, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 80.7% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2025, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(19,405)	$(6,728)	$(12,677)	$(0.07)
(100)	$(11,487)	$(3,364)	$(8,123)	$(0.04)
(75)	$(9,434)	$(2,523)	$(6,911)	$(0.04)
(50)	$(6,721)	$(1,682)	$(5,039)	$(0.03)
(25)	$(3,955)	$(841)	$(3,114)	$(0.02)
25	$4,039	$841	$3,198	$0.02
50	$9,439	$1,682	$7,757	$0.04
75	$14,960	$2,523	$12,437	$0.07
(1) Source; Hercules Form 10-K for 2025
(2) Earnings per share calculated on basic weighted shares outstanding of 180,773. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Exhibit 99.1
Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 74 portfolio companies with a fair value of $139.0 million and a cost basis of $165.9 million as of December 31, 2025. On a fair value basis, 14.8% or $21.6 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 108 portfolio companies with a fair value of $41.1 million and a cost basis of $33.4 million as of December 31, 2025. On a fair value basis, 31.8% or $13.1 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q4 2025 and QTD Q1 2026

As of February 9, 2026, Hercules held debt, warrant or equity positions in five (5) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q4 2025 and QTD Q1 2026

•N/A
M&A Activity in Q4 2025 and QTD Q1 2026

•In November 2025, Hercules’ portfolio company Carbyne, Inc., an innovative emergency communications and response platform, announced it has entered into a definitive agreement to be acquired by Axon (NASDAQ: AXON), the global leader in public safety technology, for $625.0 million. The acquisition is subject to customary closing conditions. Hercules committed $20.0 million in venture debt financing beginning in February 2025 and currently holds warrants for 11,408 ordinary shares, as of December 31, 2025.

•In December 2025, Hercules’ portfolio company Newfront Insurance Holdings, Inc., a modern brokerage transforming the risk management, business insurance, total rewards, and retirement services space, entered into a definitive agreement to be acquired by WTW (NASDAQ: WTW), a leading global advisory, broking and solutions company, for upfront and contingent consideration payments totaling $1.3 billion. Hercules currently holds 210,282 shares of Preferred Series D-2 stock, as of December 31, 2025.

•In December 2025, Hercules’ portfolio company Armis, Inc., a leader in cyber exposure management and cyber-physical security, announced that it has entered into a definitive agreement to be acquired by ServiceNow Inc. (NYSE: NOW), the AI control tower for business reinvention, for $7.75 billion. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $150.0 million in venture debt financing beginning in March 2024 and currently holds 294,213 shares of Preferred Series D stock, as of December 31, 2025.

Exhibit 99.1
•In December 2025, Hercules’ portfolio company Dynavax Technologies Corporation (NASDAQ: DVAX), a publicly traded vaccines company with a marketed adult hepatitis B vaccine and a differentiated shingles vaccine candidate, announced that it has entered into a definitive agreement to be acquired by Sanofi (NASDAQ: SNY), an AI-powered biopharma company committed to improving people's lives and delivering compelling growth, for approximately $2.2 billion. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $40.0 million in venture debt financing beginning in December 2014 and currently holds 20,000 shares of common stock, as of December 31, 2025.

•In January 2026, Hercules’ portfolio company SirionLabs, a global leader in contract lifestyle management software, announced that it has entered into a definitive agreement under which Haveli Investments, an Austin-based technology focused investment firm, will make a majority investment in SirionLabs. Hercules currently holds 152,250 shares of Preferred Series F1 stock, as of December 31, 2025.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Subsequent Events

On February 10, 2026, the Company issued $300.0 million in aggregate principal amount of 5.350% interest-bearing unsecured notes due February 10, 2029 (the “February 2029 Notes”), unless repurchased in accordance with the terms of the Tenth Supplemental Indenture, dated February 10, 2026 (the “Tenth Supplemental Indenture”). Interest on the February 2029 Notes is payable semiannually in arrears on February 10 and August 10 of each year, commencing August 10, 2026. The February 2029 Notes are general unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. The Company may redeem some or all of the February 2029 Notes at any time, or from time to time, at the redemption price set forth under the terms of the Tenth Supplemental Indenture.

Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA dentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

Exhibit 99.1
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2025 financial results conference call for February 12, 2026 at 2:00 p.m. PT (5:00 p.m. ET). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Investor Resources section of our website at investor.htgc.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 267-6316. International callers can access the conference call by dialing +1 (203) 518-9783. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID HTGCQ425. For interested parties, an archived replay will be available on a webcast link located on the Investor Resources section of Hercules Capital's website.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $25 billion to over 700 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Exhibit 99.1
Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	December 31, 2025	December 31, 2024
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $4,362,559 and $3,603,961, respectively)	$4,351,596	$3,546,799
Control investments (cost of $105,409 and $104,916, respectively)	115,051	113,179
Total investments, at fair value (cost of $4,467,968 and $3,708,877, respectively; fair value amounts related to a VIE $158,980 and $229,486, respectively)	4,466,647	3,659,978
Cash and cash equivalents	56,874	42,679
Foreign cash (cost of $113 and $70,445, respectively)	113	70,445
Restricted cash (amounts related to a VIE $2,467 and $3,297, respectively)	2,467	3,297
Interest receivable	37,261	32,578
Right of use asset	14,842	16,778
Other assets	5,822	5,836
Total assets	$4,584,026	$3,831,591

Liabilities
Debt (net of unamortized debt issuance costs of $26,626 and $14,310, respectively; amounts related to a VIE $64,530 and $118,769, respectively)	$2,286,444	$1,768,955
Accounts payable and accrued liabilities	65,262	54,861
Operating lease liability	16,267	18,194
Total liabilities	$2,367,973	$1,842,010

Net assets consist of:
Common stock, par value	183	171
Capital in excess of par value	2,114,719	1,900,490
Total distributable earnings	101,151	88,920
Total net assets	$2,216,053	$1,989,581
Total liabilities and net assets	$4,584,026	$3,831,591

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	182,695	170,575
Net asset value per share	$12.13	$11.66

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	114,413	98,469	440,383	404,091
Control investments	2,834	2,967	11,581	11,834
Total interest and dividend income, excluding PIK interest income	117,247	101,436	451,964	415,925
PIK interest income
Non-control/Non-affiliate investments	13,759	12,866	53,687	49,701
Control investments	581	535	2,236	1,569
Total PIK interest income	14,340	13,401	55,923	51,270
Total interest and dividend income	131,587	114,837	507,887	467,195
Fee income:
Non-control/Non-affiliate investments	5,798	6,909	24,437	26,250
Control investments	45	38	169	146
Total fee income	5,843	6,947	24,606	26,396
Total investment income	137,430	121,784	532,493	493,591
Operating expenses:
Interest	25,359	19,995	92,176	77,151
Loan fees	2,860	2,071	11,009	8,807
General and administrative	4,637	5,537	19,029	19,672
Tax expenses	2,122	1,384	5,805	5,835
Employee compensation:
Compensation and benefits	16,231	11,316	63,349	54,233
Stock-based compensation	3,694	3,170	14,649	12,841
Total employee compensation	19,925	14,486	77,998	67,074
Total gross operating expenses	54,903	43,473	206,017	178,539
Expenses allocated to the Adviser Subsidiary	(4,449)	(2,837)	(15,244)	(10,780)
Total net operating expenses	50,454	40,636	190,773	167,759
Net investment income	86,976	81,148	341,720	325,832
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	20,318	(33,311)	(40,611)	(31,486)
Loss on extinguishment of debt	(64)	(171)	(184)	(171)
Total net realized gain (loss)	20,254	(33,482)	(40,795)	(31,657)
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	(19,181)	14,270	37,433	(27,650)
Control investments	2,779	(497)	1,379	(3,559)
Total net change in unrealized appreciation (depreciation)	(16,402)	13,773	38,812	(31,209)
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	3,852	(19,709)	(1,983)	(62,866)
Net increase (decrease) in net assets resulting from operations	$90,828	$61,439	$339,737	$262,966

Net investment income before gains and losses per common share:
Basic	$0.48	$0.49	$1.91	$2.00
Change in net assets resulting from operations per common share:
Basic	$0.50	$0.37	$1.90	$1.61
Diluted	$0.48	$0.37	$1.85	$1.61
Weighted average shares outstanding:
Basic	180,773	165,074	177,392	161,082
Diluted	194,791	165,607	188,861	161,599
Distributions paid per common share:
Basic	$0.47	$0.48	$1.88	$1.92

Exhibit 99.1

Audited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended December 31,
	2025	2024
GAAP Basis:
Total investment income	$137,430	$121,784
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(4,180)	(7,309)
Non-GAAP Basis:
Core investment income	133,250	114,475
Less: bank interest income, dividend income, and other investment income from other assets	(2,816)	(3,002)
Core investment income from debt portfolio	$130,434	$111,473

Audited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	December 31, 2025	September 30, 2025
GAAP Basis: Effective yield(1)	12.9%	13.5%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(0.4)%	(1.0)%
Non-GAAP Basis: Core yield	12.5%	12.5%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended December 31, 2025 and September 30, 2025.

Audited reconciliation of net leverage ratio from GAAP leverage ratio:

December 31, 2025
GAAP Basis: Leverage ratio	104.4%
Less: cash, cash equivalents and foreign cash	(2.6)%
Non-GAAP Basis: Net leverage ratio	101.8%

Audited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

December 31, 2025
GAAP Basis: Regulatory leverage ratio	88.6%
Less: cash, cash equivalents and foreign cash	(2.6)%
Non-GAAP Basis: Net regulatory leverage ratio	86.0%